EXHIBIT 10.18

March 25, 2005

Shawn Cain
73 Newfield St.
N. Chelmsford, MA 01863
Dear Shawn:

I am pleased to offer you a full time position with Arbios Systems, Inc. (the “Company”), effective as of April 25, 2005, (the “Effective Date”) on the following terms:

1.    The position of a full time Vice-President of Operations reporting to the company’s Chief Executive Officer. Your duties will consist of managing all of the Company's manufacturing operations related to its liver assist technology, including SEPET and HepatAssist-2 programs. It is understood that the Company operates primarily through Arbios Technologies, Inc., our wholly-owned subsidiary, and that, therefore, your services will be primarily provided to Arbios Technologies, Inc. You may be considered to be an employee of both companies.

2.    Your employment is to be considered exclusive to the Company. While you are employed by the Company, you will not perform services for compensation for any third party.

3.    Reimbursement for all reasonable out-of-pocket expenses incurred in connection with performing duties from your home office so long as a home office is necessary for you to perform your duties for the Company (such expenses to primarily consist of telephone, fax and internet monthly charges, copy machine, office equipment, computer, printer, and supplies).

4.    Annual base salary in the amount of $160,000, before withholding of federal and state income taxes, Social Security, and other customary deductions, to be paid in equal biweekly installments during the term of your employment.

5.    Incentive compensation in the form of a five-year incentive stock option to purchase 30,000 shares of the Company's common stock to be granted pursuant to the Company's 2001 Stock Option Plan. The options will have an exercise price equal to the closing market price of the Company’s common stock on the effective date of your employment. Options will vest in monthly installments of 1,250 shares commencing on April 22, 2005.

6.    The Company may grant you additional stock options, at the sole discretion of the Board, if and when such stock options are also granted to Company’s management.

7.    You may enter into our Indemnification Agreement in a form substantially similar to that signed by the current members of our Board of Directors and by management.

8.    You will be entitled to three weeks paid vacation each year and such other holidays as are customarily observed which currently include 7 paid holidays per year.

9.    A 401K plan with the Company to match at a rate of 50% of the amount you contribute up to 6% of total compensation per annum.

11.    Benefits:

a.
From the period commencing on the Effective Date and ending 18 months thereafter (the “Transition Period,”) the Company will reimburse you for expenses related to maintaining your current medical coverage through COBRA, including medical ($1,057.42/month), dental ($110.28/month) and vision ($18/month) coverage.

b.
The Company shall provide you with a competitive benefits program no later than 18 months from the Effective Date.  After the transition period, the cost to you shall not exceed a monthly rate of >200 and if the total out of pocket maximum for the family plan is greater than $1,500 the difference will be covered in a gross up of the base salary.

c.	Short-term and long-term disability insurance as outlined in Exhibit A to this offer at no cost to you.

d.	Term Life Insurance 2 x Salary up to $500,000 at no cost to you with ability to purchase more at you own expense.

12.    You shall be considered for an annual discretionary cash bonus up to 15% of the base annual salary based on performance and the satisfaction of specified goals. During the initial 12-month period of your employment, your target goals shall include the following.

a.	Overseeing all of the Company's manufacturing operations including quality assurance and quality control related to its liver assist technology, including the SEPET and HepatAssist-2 programs.

b.	Establishing second source for US manufacturing of SEPET cartridge and membrane.

c.	Establishing manufacturing of HepatAssist reactors.

d.	Leasing and expanding space to breed and house organ donors (AIB, Inc., E. Woodstock, CT).

e.	Identifying and acquiring pig breeding stock and validating animal health status and suitability for organ/cell procurement.

f.	Establishing breeding of pig liver donors and implementing processes to harvest donor organs.

g.	Designing and building cGMP cell procurement facility, acquiring necessary capital equipment and hiring and training technical personnel (2 - 4 persons).

h.	Establishing relationships with key vendors.

i.	Revising, adopting and validating SOP and QA/QC protocols related to animal breeding, housing and use.

j.	Revising, adopting and validating SOP and QA/QC protocols related to cell manufacturing and storage.

k.	Resuming manufacture of cryopreserved pig liver cells for bioartificial liver use in human patients (pending availability of sufficient funds).

13.    You will be employed on an “AT WILL” basis. That is, the terms of your employment shall continue unless terminated by either you or the Company. Termination by the Company may be with or without cause, at any time. However, you will receive severance terms consistent with other employees of the Company holding comparable “grade level” positions, except that, (i) during the first year of employment, you will receive six month’s notice if the Company wishes to terminate your employment, (ii) during the second year of employment you will receive four month’s notice, and (iii) during the third year of employment you will receive three month notice. If we provide you with less than the six-, four- or three-month -notice, upon your termination we will pay you the salary equivalent of the notice of the shortened notice period.

14.    You must obtain a release from your current employer or any previous employers from any existing non-compete agreements, if applicable.

If the terms of this offer are acceptable to you, please indicate below by signing and returning one copy of this letter to me, together with one signed copy of the attached Employee Invention Assignment and Confidentiality Agreement as soon as possible. Should you have any questions, do not hesitate to contact me. We are looking forward to having you join our team and hope you will find your new employment with us challenging and rewarding.

Sincerely,

By:	/s/ Jacek Rozga, M.D., Ph. D
Jacek Rozga, M.D., Ph. D
President

Accepted and agreed to this 4th day of April, 2005

/s/ Shawn Cain
Shawn Cain